Exhibit 99

FOR FURTHER INFORMATION
     Deck S. Slone
     Director
     Communications and
     Public Affairs
     (314) 994-2717

FOR IMMEDIATE RELEASE
October 5, 1999

Arch Coal confirms receipt of proposal from Ashland Inc. concerning a tax-free spin-off of its interest in the company

     St. Louis, Missouri - Arch Coal, Inc. (NYSE:ACI) confirmed today that it has received a proposal from Ashland Inc. that contemplates a tax-free spin-off of Ashland Inc.'s interest in the company. Arch also confirmed today that a special committee of its board of directors is in discussions with Ashland concerning the proposal.

     On June 22, 1999, Ashland Inc., which owns approximately 58% of Arch's outstanding shares, announced that it was exploring strategic alternatives for its investment in Arch. Ashland announced today that a tax-free distribution to its shareholders would seem to be its preferred alternative. Arch's board of directors has formed a special committee of its non-Ashland and non-management members to consider whether the proposal is in the best interest of the company and its other shareholders and to negotiate the terms and conditions upon which a spin-off might occur.

     The proposed spin-off would require negotiation and execution of an acceptable agreement between Ashland and Arch, receipt by Ashland of a favorable ruling from the Internal Revenue Service and the approval by Arch's special committee, its board of directors and its shareholders of certain matters to facilitate the spin-off on a tax-free basis. The proposed spin-off could take several months to complete.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a possible transaction with Ashland in the form of a tax-free spin-off. Actual future results may differ materially from such statements. Factors that could cause actual future results to differ materially from such statements include, but are not limited to, financial performance; local or national economic conditions; and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Illinois, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.